Exhibit 99.8

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of March 4, 2024 by and among (i) Invesat LLC, a Delaware limited liability company (“Invesat”), (ii) Antares Technologies LLC, a Delaware limited liability company (“Antares”), (iii) Hackney Capital Ventures LTD, a British Virgin Islands entity (“Hackney”), (iv) AST SpaceMobile Holdings II, LLC, a Delaware limited liability company that is treated as a disregarded entity of PubCo for U.S. federal income tax purposes (“AST Holdings II”), and (v) AST SpaceMobile Holdings, LLC, a Delaware limited liability company that is treated as a disregarded entity of PubCo (as defined below) for U.S. federal income tax purposes (“AST Holdings” and together with AST Holdings II, the “AST Parties”).

WHEREAS, Invesat holds 200,000 shares of Class A common stock of AST SpaceMobile, Inc., a Delaware corporation and the sole owner of AST Holdings (“PubCo”), par value $0.0001 per share (“Class A Shares”);

WHEREAS, immediately prior to the First Effective Time (as defined below), Invesat will own 10,245,200 Common Units (“Legacy Units”) of AST & Science LLC, a Delaware limited liability company and Subsidiary of PubCo (“OpCo”), and is a member of OpCo party to the Fifth Amended and Restated Limited Liability Company Operating Agreement of OpCo (the “OpCo Agreement”);

WHEREAS, Invesat owns 9,932,541 shares of Class B common stock of PubCo, par value of $0.0001 per share (such 9,932,541 shares, the “Specified Class B Shares”);

WHEREAS, Invesat has requested that, in accordance with Section 11.8 of the OpCo Agreement, PubCo work with Invesat to structure a transaction to merge Invesat with and into a subsidiary of PubCo;

WHEREAS, in connection with the First Merger (as defined below), Invesat will merge with AST Holdings II, with Invesat as the surviving company of such merger, with Invesat entitled to receive the Merger Consideration (as defined below);

WHEREAS, in connection with the Second Merger (as defined below) each of the Specified Class B Shares will automatically and without further action by Invesat be transferred to PubCo for no consideration;

WHEREAS, the board of directors of Invesat has unanimously authorized and approved this Agreement and the First Merger and Second Merger (together, the “Mergers”), upon the terms and subject to the conditions set forth herein, with the purpose of the Mergers being to combine ownership into one entity;

WHEREAS, Antares, in its capacity as the sole member of Invesat, has authorized and approved this Agreement and the Mergers, upon the terms and subject to the conditions set forth herein; and

WHEREAS, PubCo, in its capacity as the sole member of AST Holdings, has authorized and approved this Agreement and the Second Merger, upon the terms and subject to the conditions set forth herein, and in its capacity as the sole member of AST Holdings II, has authorized and approved this Agreement and the First Merger, upon the terms and subject to the conditions set forth herein (such approval, collectively, the “AST Member Approval”).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE 1
THE MERGERs; CLOSINGs

1.1.            Mergers.

(a)            First Merger. Subject to the terms and conditions of this Agreement and the applicable provisions of the Limited Liability Company Act of the State of Delaware (the “DLLCA”), at the First Effective Time, AST Holdings II shall be merged with and into Invesat (such merger, the “First Merger”), the separate limited liability company existence of AST Holdings II shall cease, and Invesat shall continue as the surviving entity of the Merger under the laws of the State of Delaware. Invesat, as the surviving entity in the First Merger, is referred to hereinafter as the “First Surviving Company.”

(b)            Second Merger. Subject to the terms and conditions of this Agreement and the applicable provisions of the DLLCA, at the Second Effective Time, the First Surviving Company will be merged with and into AST Holdings (such merger, the “Second Merger”), the separate limited liability company existence of the First Surviving Company shall cease, and AST Holdings shall continue as the surviving entity of the Merger under the laws of the State of Delaware. AST Holdings, as the surviving entity in the Merger, is referred to hereinafter as the “Second Surviving Company.”

(c)            Invesat Board and Member Approval. Prior to the First Closing, Invesat delivered to AST Holdings a true and correct copy of the omnibus resolutions of (i) the board of Invesat and (ii) Antares, in its capacity as the sole member of Invesat, unanimously approving this Agreement, the Transaction Documents and the Transactions, including the Mergers contemplated thereby, a copy of which is annexed hereto as Exhibit A (the “Invesat Board and Member Approval”).

(d)            Invesat Secretary’s Certificate. Prior to the First Closing, Invesat delivered a certificate of Invesat’s secretary to AST Holdings certifying the Invesat Board and Member Approval, a copy of which is annexed hereto as Exhibit B.

(e)            AST Member Approval. Prior to the First Closing, AST Holdings delivered to Invesat a true and correct copy of the AST Member Approval, a copy of which is annexed hereto as Exhibit C.

(f)            AST Officer’s Certificate. Prior to the First Closing, AST Holdings delivered a certificate of an officer of AST Holdings to Invesat certifying the AST Member Approval, a copy of which is annexed hereto as Exhibit D.

(g)            Tax Opinion. Prior to the First Closing, AST Holdings has received a written opinion from Sullivan & Cromwell LLP (“AST Tax Counsel”) dated as of the Closing, in a form and substance reasonably satisfactory to AST Holdings to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, AST Tax Counsel has relied upon representations contained in certificates of officers of Invesat and PubCo.

(h)            Tax Representation Letter. Prior to the First Closing, each of Invesat, AST Holdings II and AST Holdings executed and delivered to AST Tax Counsel representations contained in certificates of officers of Invesat, AST Holdings II and AST Holdings.

(i)            Tax Matters. The parties hereto acknowledge and agree that, for federal income tax purposes, (a) this Agreement is intended to be a “plan or reorganization” for purposes of Treasury Regulation section 1.368-1; (b) the Mergers, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Tax Treatment”); (c) no income, gain or loss is intended to be recognized by any of the parties hereto or PubCo as a result of the Mergers; and (d) that Invesat and PubCo are parties to a reorganization within the meaning of Section 368(a) of the Code. The parties hereto shall not take any tax reporting position inconsistent with the Tax Treatment, unless otherwise required pursuant to any change in applicable law after the Closings, or a “determination” within the meaning of Section 1313(a) of the Code. The parties further acknowledge and agree that prior to the First Closing, Invesat has delivered to AST Holdings II and AST Holdings an executed statement substantially in the form of Exhibit G confirming that Antares’ interest in Invesat is not a U.S. real property interest as defined in Section 897(c) of the Code and the regulations thereunder as of the date hereof, and therefore no withholding of the Merger Consideration is required under section 1445 in connection with the Mergers.

(j)            First Certificate of Merger. At the First Closing, the parties shall cause the First Merger to be effected by filing a certificate of merger with the Secretary of State of Delaware in accordance with the provisions of the DLLCA in the form attached as Exhibit E hereto (the “Delaware First Certificate”).

(k)            First Effective Time. The First Merger shall become effective on 9:05 a.m. on the date hereof (the “First Effective Time”).

(l)            Effects of the First Merger. At the First Effective Time, the effect of the First Merger shall be as provided in Section 18-209 of the DLLCA.

(m)            Cancellation of Outstanding AST Holdings II Interests and Consideration Therefor; No Appraisal Rights. At the First Effective Time, by virtue of the First Merger and without any additional action on the part of AST Holdings II, Invesat or any of their respective equity holders, each limited liability company interest of AST Holdings II outstanding immediately prior to the First Effective Time will be canceled. In exchange therefor, AST Holdings II shall cause the delivery to Antares, in its capacity as the sole member of Invesat, of 10,445,200 Class A Shares (the “Merger Consideration”), which shall be evidenced by book entry receipt on the PubCo transfer agent’s account (and evidence thereof shall be provided by PubCo to Antares). For the avoidance of doubt, the limited liability company interests of Invesat issued and outstanding pursuant to the Certificate of Formation of Invesat, dated as of June 25, 2018, shall constitute the interests of the First Surviving Company from and after the First Effective Time. No equity holders of AST Holdings II shall have a right of appraisal or any similar right with respect to the First Merger.

(n)            Second Certificate of Merger. At the Second Closing, the parties shall cause the Second Merger to be effected by filing a certificate of merger with the Secretary of State of Delaware in accordance with the provisions of the DLLCA in the form attached as Exhibit F hereto (the “Delaware Second Certificate”).

(o)            Second Effective Time. The Second Merger shall become effective on 9:10 a.m. on the date hereof (the “Second Effective Time”).

(p)            Effects of the Second Merger. At the Second Effective Time, the effect of the Second Merger shall be as provided in Section 18-209 of the DLLCA.

(q)            Cancellation of Outstanding Invesat Interests and Consideration Therefor; No Appraisal Rights. By virtue of the Second Merger and without any additional action on the part of AST Holdings, Invesat or any of their respective equity holders, each limited liability company interest of Invesat outstanding immediately prior to the Second Effective Time will be canceled for no additional consideration. For the avoidance of doubt, the limited liability company interests of AST Holdings issued and outstanding pursuant to the Certificate of Formation of AST Holdings, dated as of October 16, 2023, shall constitute the interests of the Second Surviving Company from and after the Second Effective Time. No equity holders of Invesat shall have a right of appraisal or any similar right with respect to the Second Merger.

(r)            Retirement of Specified Class B Shares. At the Second Effective Time, concurrently with the Second Merger, AST Holdings shall cause the Specified Class B Shares to be transferred to PubCo. Invesat, in its capacity as holder of the Specified Class B Shares, shall cease to have any rights with respect to such Specified Class B Shares, except as expressly provided herein or by applicable law. Such Class B Shares shall be cancelled by PubCo upon return thereto.

(s)            Assignment of Rights from Invesat to Antares. To the extent that any such assignment is permissible pursuant to the terms thereof, any and all rights of Invesat under (i) that certain Registration Rights Agreement, dated as of April 6, 2021, by and among PubCo, New Providence Management LLC, a Delaware limited liability company (“Sponsor”) and the PubCo equity holders party thereto (such agreement, the “RRA”) and (ii) that certain Stockholders’ Agreement, dated as of April 6, 2021, by and among PubCo, Abel Avellan, Sponsor and the PubCo equity holders party thereto (the “SHA”), shall transfer from Invesat to Antares immediately prior to the consummation of the First Merger. After the Closings, AST Holdings and its affiliates shall use commercially reasonable efforts to take steps necessary to allow for the assignments and/or amendments to the RRA and the SHA within forty-five (45) days after the Closings, necessary to allow Antares to have the same rights and obligations as Invesat. In the event the RRA is not amended or assigned within forty-five (45) days after the Closings to allow for the transfer of rights from Invesat to Antares, AST Holdings or its affiliate agree to enter into a registration rights agreement with Antares which provides Antares with substantially the same rights as those held by Invesat under the RRA. In the event the SHA is not amended or assigned within forty-five (45) days after the Closings to allow for the transfer of rights from Invesat to Antares, AST Holdings or its affiliate will enter into a separate agreement with Antares which provides Antares with substantially the same rights as those held by Invesat under the SHA.

1.2.            Closings. The closing of the Transactions, including the First Closing and the Second Closing (the “Closings”), will be held by electronic exchange of documents and counterpart signature pages simultaneously with the execution of this Agreement. For the avoidance of doubt, the parties hereto intend that the First Closing shall occur prior to the Second Closing.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF INVESAT

Invesat represents and warrants to the AST Parties as follows:

2.1.            Organization, Power and Standing. Invesat is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Invesat has full limited liability company power to own, lease and operate its properties and assets and to carry on its businesses as now conducted. The copies of Invesat’s certificate of formation and limited liability agreement have been provided and are true, accurate, complete and correct copies thereof.

2.2.            Subsidiaries. Invesat does not have any Subsidiaries, and does not own or have the right to acquire, directly or indirectly, any equity interest in any corporation, limited liability company, partnership, joint venture, trust or other business organization.

2.3.            Qualifications. Invesat is qualified to do business in and is in good standing in the State of Delaware. There are no other jurisdictions in which Invesat must qualify to do business as a foreign entity in order to currently conducts business that makes such licensing or qualification necessary to qualify to do business in order to own, lease and operate its properties and assets and to carry on its businesses as it is now conducted.

2.4.            Due Authorizations. Invesat has the limited liability company power and authority and has taken all required limited liability company action on its part necessary to permit it to execute and deliver and to carry out the terms of this Agreement and the other resolutions, consents, agreements, instruments and documents contemplated hereby (collectively, the “Transaction Documents”).

2.5.            Validity and Enforceability. This Agreement and each of the other Transaction Documents to which it is a party constitute the valid and legally binding obligations of Invesat, enforceable against Invesat in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.

2.6.            Capitalization. Invesat’s single outstanding limited liability company interest is held by Antares. There are no outstanding options, warrants, convertible or exchangeable securities or other rights that would obligate Invesat to issue any limited liability company interests or other equity securities. There are no agreements to which Invesat is a party relating to the acquisition, disposition, voting or registration of any limited liability company or other equity securities of Invesat. There are no outstanding equity appreciation, phantom equity or profit participation rights with respect to the equity securities of Invesat.

2.7.            Restructuring Steps. Prior to the date hereof, Invesat completed the Intercompany Payments, which were duly approved and authorized by all appropriate limited liability company action.

2.8.            Business Activities. Prior to the date hereof, Invesat (a) has not conducted any business other than investing in, owning and holding securities of PubCo and OpCo and activities incidental thereto and to the maintenance of Invesat’s existence as a limited liability company and (b) has not had any employees.

2.9.            Assets and Liabilities. Immediately prior to the First Effective Time, Invesat will have no assets, liabilities or obligations of any nature other than 200,000 Class A Shares, 10,245,200 Legacy Units and 9,932,541 Specified Class B Shares.

2.10.            Tax Matters.

(a)            Since November 13, 2020, Invesat has been classified as a corporation for U.S. federal income tax purposes, and neither the formation nor the incorporation of Invesat was in contemplation of or in connection with the Merger.

(b)            Invesat has duly, timely (taking into account available extensions) and correctly made all filings, returns, payments and withholdings, given all notices, maintained all records and supplied all other information in relation to Tax which it is required to make, give, maintain or supply in respect of (i) items reported on any IRS Form K-1 or any other Tax Returns relating to taxable income of OpCo or a Subsidiary thereof that is treated, for Tax purposes, as passed through to the holders of equity of OpCo or such Subsidiary provided to Invesat by OpCo prior to the First Merger or (ii) not directly related to Invesat’s holding of Common Units of OpCo, and all such returns, payments, withholdings, notices, records information were complete and accurate, including any and all filings through and including the First Effective Time.

(c)            To the knowledge of Invesat, Invesat has not received notice of any action, audit, assessment or other proceeding, with respect to Taxes of Invesat.

(d)            Invesat has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (except for extensions of time to file Tax Returns obtained in the ordinary course of business).

(e)            Invesat has never been a member of an affiliated, consolidated, combined, unitary or similar tax group (an “Affiliated Group”) filing a consolidated federal income Tax Return.

(f)            Invesat has not been a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying or intended to qualify under Section 355 of the Code or such portion of Section 361 as relates to Section 355 in the two years prior to the date of this Agreement.

(g)            There is no lien for Taxes on any of the assets of Invesat.

(h)            Invesat has never been a party to any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (other than a “loss transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(5)) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(i)            No claim has been made by a Taxing Authority in a jurisdiction where Invesat does not file a particular type of Tax Return, or pay a particular type of Tax, that Invesat is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction that has not been settled or resolved.

The representations and warranties made in this Section 2.10 refer only to the past activities of Invesat and are not intended to serve as representations to, or a guarantee of, nor can they be relied upon with respect to, Taxes attributable to any Tax periods (or portions thereof) beginning after, or Tax positions taken after, the Closings.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF AST PARTIES

The AST Parties represent and warrant, severally and not jointly, to Invesat as follows:

3.1.            Organization, Power and Standing. Each AST Party is a limited liability company organized, validly existing and in good standing under the laws of the State of Delaware.

3.2.            Power and Authority; No-Conflict. Each AST Party has full limited liability company power and authority and has taken all required action necessary to permit each respective one to execute and deliver and to carry out the terms of the Transactions. The execution, delivery and performance by each AST Party of the Transaction Documents to which each is a party will not result in any violation of, be in conflict with or constitute a default on the part of such AST Party, under its organizational documents.

3.3.            Consents and Approvals. No consent, order, approval, authorization, declaration or filing with or from any Governmental Authority or third party is required on the part of such AST Party for the consummation of the Transactions.

3.4.            Validity and Enforceability. This Agreement and each of the other Transaction Documents to which it is a party constitute the valid and legally binding obligations of the AST Parties, enforceable against them in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.

3.5.            Business Activities. No AST Party has conducted any business activities since its formation other than activities directed toward or in furtherance of the accomplishment of the Merger to which it is a party. Each AST Party was formed solely for the purpose of engaging in the Transactions, has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any Transaction Documents to which it is or will be a party, as applicable, and the Transactions, as applicable.

ARTICLE 4
Tax Matters

4.1.            Pre-Closing Tax Returns. The parties hereto acknowledge that as a result of the Mergers, the separate existence of Invesat will cease, and agree to treat the date hereof as the last day of the taxable period of Invesat for U.S. federal (and applicable state and local) income Tax purposes. Antares (at its sole cost and expense) shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns of Invesat for any taxable period ending on or prior to the date of the First Effective Time (the “Pre-Closing Invesat Returns”). All such Pre-Closing Invesat Returns shall be prepared and filed in a manner consistent with the past practice of Invesat, unless otherwise required by applicable Laws. Antares shall submit each of the Pre-Closing Invesat Returns to AST Holdings at least thirty (30) days prior to the due date (taking into account any extensions) for the AST Parties’ review, comment, and approval (such approval not to be unreasonably withheld, conditioned, or delayed) and Antares shall reflect all reasonable comments from the AST Parties on such Invesat Tax Returns. If Anatares and the AST Parties are unable to agree on any of the AST Parties’ comments, such parties shall negotiate in good faith and use their respective commercially reasonable efforts to resolve such items and, if they are unable to resolve such dispute, such dispute shall be resolved by a nationally recognized independent accounting firm reasonably acceptable to all such parties, acting as an expert and not an arbitrator, for resolution on at least a “should” basis and such firm’s determination shall be final. Following the Closings, the AST Parties shall reasonably cooperate, and shall cause their direct and indirect subsidiaries to reasonably cooperate, with Antares (including, for the avoidance of doubt, by providing any relevant information) to the extent reasonably requested by Antares in connection with the preparation and filing of any Pre-Closing Invesat Tax Returns.

4.2.            Tax Contests. If any Governmental Authority issues to PubCo or any AST Party (a) a written notice of its intent to audit or other similar proceeding that could give rise to any Indemnified Taxes, or (b) a written notice of deficiency that includes any Indemnified Taxes (any of the foregoing, a “Tax Contest”), PubCo or the AST Party, as applicable, shall notify Antares in writing of its receipt of such communication as soon as reasonably possible but in all cases within thirty (30) days after such receipt, and such written notice shall be accompanied by copies of any notice or other documents received from the Governmental Authority with respect to such Tax Contest. If any Governmental Authority issues a communication to Antares with respect to any Tax Contest, Antares shall notify PubCo or the AST Party, as applicable, in writing of its receipt of such communication as soon as reasonably possible but in all cases within thirty (30) days after such receipt, and such written notice shall be accompanied by copies of any notice or other documents received from the Governmental Authority with respect to such Tax Contest. Antares (or any Person or Persons it designates), at its expense, shall control the portion of any Tax Contest that relates to Indemnified Taxes; provided, however, that Antares shall (i) keep PubCo or the AST Party reasonably apprised of the status of such portion of such Tax Contest, (ii) provide PubCo or the AST Party with copies of all material correspondence received from the applicable Governmental Authority in connection with such portion of such Tax Contest, and (iii) not settle, compromise or abandon such portion of such Tax Contest without the prior written consent of PubCo or the AST Party (which consent shall not be unreasonably withheld, conditioned or delayed). PubCo and the AST Parties shall take any actions (including granting Antares or its designee any necessary power of attorney) reasonably necessary to allow Antares to exercise its right to control such portion of any Tax Contest pursuant to this Section 4.1. For the avoidance of doubt, this Section 4.2 shall not apply to any Tax Contest of or with respect to any Affiliated Group which includes PubCo, which shall be subject to the sole control of PubCo.

4.3.            Tax Refunds. Antares shall be entitled to any Tax refunds or overpayments in respect of Pre-Closing Tax Periods that are received by PubCo or any AST Party in respect of any Indemnified Taxes, net of any out-of-pocket costs or Taxes attributable to such refunds (any such amount, a “Tax Refund”); provided, that, for the avoidance of doubt, Tax Refunds shall not include any Tax refunds received by Pubco or any AST Party attributable to Taxes or Tax attributes that are taken into account in determining amounts payable under the Tax Receivable Agreement. PubCo and the AST Parties shall use commercially reasonable efforts to make all filings prepared by Antares and take all actions as reasonably directed by Antares to secure any such Tax Refunds as promptly as possible and to pay to Antares any such amount within fifteen (15) days after the actual receipt of or entitlement to such Tax Refund.

ARTICLE 5
SURVIVAL; IMDEMNIFICATION; RELEASE

5.1.            Indemnification. Effective as of and after the Closing, Antares and Hackney, jointly and severally, agree to indemnify, defend and hold harmless the AST Parties and its affiliates (the "Indemnified Parties") from and against any and all losses, costs, payments, demands, interests, commitments, fines, penalties, forfeitures, expenses, liabilities, judgments, deficiencies or damages (including actual costs of investigation and reasonable attorneys' fees and other costs and expenses) incurred or sustained by the Indemnified Party as a result of or in connection with (a) any breach or inaccuracy of any of the representations or warranties of Invesat contained herein, (b) the transactions contemplated herein, (c) any pre-closing activities of Invesat, (d) any pre-closing liabilities of Invesat and (e) Indemnified Taxes.

5.2.            Survival. The Invesat representations and warranties provided in Article 2 shall survive the Closing and the termination of this Agreement but shall expire six (6) months following the expiration of the period specified in the applicable statute of limitations, and there is no deductible, set-off, threshold, or ceiling on indemnification as provided for in Section 5.1 against breaches thereof.

5.3.            Mutual Release.

(a)            Antares and its affiliates (other than Invesat) hereby generally and completely release Invesat and its affiliates (other than Antares) and any of their respective current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date of this Agreement.

(b)            Invesat and its affiliates (other than Antares) hereby generally and completely release Antares and its affiliates (other than Invesat) and any of their respective current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date of this Agreement.

ARTICLE 6
MISCELLANEOUS

6.1.            Notices.

(a)            All notices, requests, demands, claims and other communications provided for under this Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service to the intended recipient at the address set forth below, (ii) facsimile or electronic mail to the facsimile number or email address of the intended recipient set forth below (provided that a copy is also sent by another permitted method), (iii) nationally recognized overnight delivery courier service to the intended recipient at the address set forth below or (iv) registered or certified mail, return receipt requested, postage prepaid, to the intended recipient at the address set forth below:

(i)            If to an AST Party or the Second Surviving Company, at its principal place of business indicated herein, or at such other address as AST Holdings may hereafter designate by written notice to Antares, with a copy (which shall not constitute notice) to:

AST SpaceMobile Holdings, LLC

c/o AST SpaceMobile, Inc.

Midland Intl. Air & Space Port

2901 Enterprise Lane

Attention: Brian Heller

Email: Legal@AST-Science.com

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: Jared Fishman

Email : fishmanj@sullcrom.com

(ii)            If to Invesat or Antares, at the address indicated herein, or at such other address as Antares may hereafter designate by written notice to PubCo, with a copy (which shall not constitute notice) to:

c/o Antares Technologies LLC

700 NW 1st Avenue, Suite 1700

Miami, FL 33136

Attention: General Counsel

Email: Legal@Cisneros.com

(b)            Notices shall be deemed to have been received: (i) if given by personal delivery or by facsimile or electronic mail, on the day given, if given before 5:00 PM local time on a Business Day in the jurisdiction of the intended recipient; otherwise on the next Business Day, provided that receipt of any facsimile is confirmed by written evidence of delivery of facsimile or written acknowledgment of receipt thereof by the recipient; (ii) if given by nationally recognized overnight delivery courier service, on the date of delivery indicated in the records of such courier service; and (iii) if given by registered or certified mail, return receipt requested, postage prepaid, on the date of delivery indicated on the return receipt.

6.2.            No Waiver. No failure of any party to exercise and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

6.3.            Amendments and Waivers. The provisions of this Agreement may be modified, amended or waived at any time only by a writing signed by or on behalf of the parties hereto, and any such modification, amendment or waiver shall be binding on each of the parties hereto.

6.4.            Governing Law; Jurisdiction; Venue; Service of Process. This Agreement and the rights of the parties hereunder will be governed by, and construed in accordance with, the laws of the state of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the federal or state courts located in Delaware and agrees that process may be served upon it in any manner authorized by the laws of the state of Delaware, for such Persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process; (b) if any such action is commenced in a state court other than in Delaware, then, subject to applicable law, no party will object to the removal of such action to Delaware, if possible, and if removal to Delaware is not available, to any federal court located in the District of Delaware; (c) each of the parties irrevocably waives the right to trial by jury in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby; and (d) each of the parties agrees that service of any process, summons, notice or document pursuant to Section 6.1 shall be effective service of process in any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in this paragraph.

6.5.            Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach or threatened breach of this Agreement, Invesat and the AST Parties shall be entitled to specific performance of the agreements and obligations of the parties hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

6.6.            Successors and Assigns. No party hereto may assign this Agreement or any of its rights or delegate any of its duties under this Agreement without the prior written consent of the applicable counterparty. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

6.7.            Counterparts. This Agreement may be executed in counterparts, and with counterpart signature pages, each of which shall be an original, but all of which together shall constitute one and the same Agreement, binding on all of the parties hereto notwithstanding that all such parties have not signed the same counterpart. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by email in pdf or similar form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

6.8.            Expenses. Antares and Invesat shall reimburse the AST Parties for their reasonable and documented legal fees and expenses incurred in connection with this Agreement in an amount not to exceed $30,000. All other legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, except as otherwise expressly provided herein.

6.9.            No Third Party Beneficiaries. Nothing in this Agreement will be construed as giving any third party any right, remedy or claim under or in respect of this Agreement or any provision hereof.

6.10.            Further Assurances. If at any time after the First Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Second Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Invesat, the Second Surviving Company is fully authorized to take all such lawful and necessary action.

6.11.            Construction of Agreement.

(a)            Severability. If any provision of this Agreement is unenforceable or illegal, such provision shall be enforced to the fullest extent permitted by law and the remainder of the Agreement shall remain in full force and effect.

(b)            No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other Transaction Documents. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other Transaction Document, this Agreement and such other Transaction Documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authoring any of the provisions of this Agreement or any other Transaction Document contemplated herein.

(c)            Headings. The headings of Articles and Sections herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.

(d)            Pronouns. All words and personal pronouns shall be read and construed as the number and gender of the party or parties referred to in each case require and the verb shall be construed as agreeing with the required word and pronoun.

(e)            References to this Agreement. When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference is to an Article or Section of, or an Exhibit to, this Agreement. The words “hereof,” “herein,” “hereto,” “hereunder,” “hereby” and other similar expressions refer to this Agreement as a whole and not to any particular section or portion of it.

(f)            Including. Where the word “including” or the word “includes” is used in this Agreement, it means “including (or includes) without limitation.”

ARTICLE 7
DEFINITIONS

The following terms, as used in this Agreement, have the meanings specified below:

“Affiliated Group” has the meaning set forth in Section 2.10(e) of the Agreement.

“Agreement” has the meaning set forth in the Preamble.

“Antares” has the meaning set forth in the Preamble.

“AST Holdings” has the meaning set forth in the Preamble.

“AST Holdings II” has the meaning set forth in the Preamble.

“AST Member Approval” has the meaning set forth in the Recitals.

“AST Parties” has the meaning set forth in the Preamble.

“AST Tax Counsel” has the meaning set forth in Section 1.1(h).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Class A Shares” has the meaning set forth in the Recitals.

“Class B Shares” means the Class B common stock of PubCo, par value of $0.0001 per share.

“Closings” has the meaning set forth in Section 1.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” has the meaning set forth in the OpCo Agreement.

“Delaware First Certificate” has the meaning set forth in Section 1.1(k).

“Delaware Second Certificate” has the meaning set forth in Section 1.1(o).

“DLLCA” has the meaning set forth in Section 1.1(a).

“First Closing” means the closing of the First Merger.

“First Effective Time” has the meaning set forth in Section 1.1(l).

“First Merger” has the meaning set forth in Section 1.1(a).

“First Surviving Company” has the meaning set forth in Section 1.1(a).

“Governmental Authority” means any: (i) foreign, federal, state or local government, court, tribunal, administrative agency or department; (ii) other governmental, government appointed or regulatory authority; or (iii) quasi-governmental authority exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

“Hackney” has the meaning set forth in the Preamble.

“Indemnified Parties” has the meaning set forth in Section 5.1.

“Indemnified Taxes” means all losses imposed on, incurred or suffered by the AST Parties and their affiliates arising out of any (i) Taxes of Invesat for any Pre-Closing Tax Period, except to the extent such Taxes are attributable to errors (as determined by a “determination” within the meaning of Section 1313(a) of the Code) on any IRS Form K-1 (or any other Tax Returns relating to taxable income of OpCo or a Subsidiary thereof that is treated, for Tax purposes, as passed through to the holders of equity of OpCo or such Subsidiary) provided to Invesat by OpCo, (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which Invesat (or any predecessor of Invesat) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or non-U.S. Law, (iii) any and all Taxes of any Person (other than Invesat) imposed on Invesat as a transferee or successor, by Contract or pursuant to any Law, which Income Taxes relate to an event or transaction occurring before the Closing, and (iv) reasonable out-of-pocket and third-party costs and expenses associated with preparing, filing, re-filing, amending, revoking, correcting, defending or modifying any Tax Return of Invesat with respect to any Pre-Closing Tax Period.

“Invesat” has the meaning set forth in the Preamble.

“Invesat Board and Member Approval” has the meaning set forth in Section 1.1(c).

“Legacy Units” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 1.1(n).

“Mergers” has the meaning set forth in the Recitals.

“OpCo” has the meaning set forth in the Recitals.

“OpCo Agreement” has the meaning set forth in the Recitals.

“Person” means any individual, partnership, limited liability company, association, corporation, trust or other entity.

“Pre-Closing Invesat Returns” has the meaning set forth in Section 4.1.

“Pre-Closing Tax Period” means any taxable period ending on or before the day of the Closing and the portion of any straddle period ending on and including the day of the Closing.

“PubCo” has the meaning set forth in the Recitals.

“RRA” has the meaning set forth in Section 1.1(t).

“Second Closing” means the closing of the Second Merger.

“Second Effective Time” has the meaning set forth in Section 1.1(p).

“Second Merger” has the meaning set forth in Section 1.1(b).

“Second Surviving Company” has the meaning set forth in Section 1.1(b).

“SHA” has the meaning set forth in Section 1.1(t).

“Specified Class B Shares” has the meaning set forth in the Recitals.

“Sponsor” has the meaning set forth in Section 1.1(t).

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Person.

“Tax” or “Taxes” means all United States or foreign, federal, national, state or local taxes, duties, levies, tariffs social security contributions or withholdings (or similar) or other governmental charges and impositions in the nature of taxes, including those on or in respect of income, gross receipts, sales, license, payroll, employment, withholding, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, unemployment, disability, real property, personal property, use, transfer, value added, alternative or add-on minimum or other tax, including any interest, penalty, fine, charge, surcharge or addition to tax within the meaning of Section 6651 of the Code (or any similar state, local or non-U.S. Law) with respect thereto and any interest with respect to such additions or penalties.

“Tax Contest” has the meaning set forth in Section 4.2.

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated April 6, 2021, entered into by and among Pubco, OpCo and the other parties thereto, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms.

“Tax Refund” has the meaning set forth in Section 4.3.

“Tax Returns” means all reports, returns, declarations, computations, forms, statements or other information supplied or required to be supplied to a Governmental Entity with respect to any Tax, including any information return, claim for refund, estimated tax return, advance tax return, self-assessments, amended withholding tax return, amended return or declaration of estimated Tax and, in each case, any attachments thereto or amendment thereof.

“Tax Treatment” has the meaning set forth in Section 1.1(j).

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

“Transaction Documents” has the meaning set forth in Section 2.4.

“Transactions” means the Mergers and the other transactions contemplated by the Transaction Documents.

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IN WITNESS WHEREOF, the parties have affixed their signatures and seals on the date first above written.

INVESAT LLC

By:	/s/ Miguel Dvorak
Name:	Miguel Dvorak
Title:	Secretary

HACKNEY CAPITAL VENTURES LTD

By:	/s/ Ana T. Arismendi
Name:	Ana T. Arismendi
Title:	Director

ANTARES TECHNOLOGIES LLC

By:	/s/ Miguel Dvorak
Name:	Miguel Dvorak
Title:	Secretary

AST SPACEMOBILE HOLDINGS, LLC

By:	/s/ Sean Wallace
Name:	Sean Wallace
Title:	Authorized Person

AST SPACEMOBILE HOLDINGS II, LLC

By:	/s/ Sean Wallace
Name:	Sean Wallace
Title:	Authorized Person

[Signature Page to Merger Agreement]